Exhibit 8.1

Subsidiary	Main activity	Jurisdiction of incorporation	Ownership interest as of December 31, 2017
JSC QIWI	Operation of electronic payment kiosks	Russia	100%
QIWI Bank JSC	Maintenance of electronic payment systems, money transfer, consumer and SME financial services	Russia	100%
QIWI Payments Services Provider Ltd	Operation of on-line payments	UAE	100%
QIWI International Payment System LLC	Operation of electronic payment kiosks	USA	100%
Qiwi Kazakhstan LP	Operation of electronic payment kiosks	Kazakhstan	100%
JLLC OSMP BEL	Operation of electronic payment kiosks	Belarus	51%
QIWI-M S.R.L.	Operation of electronic payment kiosks	Moldova	51%
QIWI ROMANIA SRL	Operation of electronic payment kiosks	Romania	100%
QIWI WALLET EUROPE SIA	Operation of on-line payments	Latvia	100%
QIWI Retail LLC	Sublease of space for electronic payment kiosks	Russia	100%
QIWI Management Services FZ-LLC	Management services	UAE	100%
CIHRUS LLC [1]	Management services	Russia	–
Attenium LLC	Management services	Russia	100%
Rapida LTD [2]	Operation of payment processing and money transfer settlement systems	Russia	–
Postomatnye Tekhnologii LLC	Logistic	Russia	100%
Future Pay LLC	Operation of on-line payments	Russia	100%
Qiwi Blockchain Technologies LLC	Software development	Russia	100%
QIWI Shtrikh LLC [3]	On-line cashbox production	Russia	51%
QIWI Platform LLC [4]	Software development	Russia	100%
QIWI Processing LLC [3]	Software development	Russia	100%
Joint ventures
Flocktory Ltd	Holding company	Cyprus	82%
Flocktory Spain S.L.	SaaS platform for customer lifecycle management and personalization	Spain	82%
FreeAtLast LLC	SaaS platform for customer lifecycle management and personalization	Russia	82%
[1]	The entity was reorganized in the form of accession to JSC QIWI in 2017
[2]	The entity was reorganized in the form of accession to QIWI Bank JSC in 2017
[3]	The entities were incorporated in 2017
[4]	The entity with negligible net assets was acquired for insignificant consideration in 2017